UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2011

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 2, 2011, Royal Gold, Inc. (the “Company”) borrowed $100 million under the Fourth Amended and Restated Revolving Credit Agreement, dated as of February 1, 2011 (the “Restated Revolving Credit Agreement”) by and among the Company, HSBC Bank USA, National Association, The Bank of Nova Scotia, and certain other financial institutions party thereto, to fund potential acquisitions of royalty or similar interests and for general corporate purposes.

The Restated Revolving Credit Agreement provides the Company a $225 million revolving credit facility, of which $170 million is outstanding after giving effect to the December 2, 2011 borrowing, with a maturity date of February 1, 2014. Borrowings under the credit facility bear interest at a floating rate of LIBOR plus a spread ranging from 1.75% to 2.25%, based on the Company’s leverage ratio (as defined in the Restated Revolving Credit Agreement).  As of the date of the borrowing, the annual interest rate on borrowings under the Restated Revolving Credit Agreement was LIBOR plus 1.75%.  The Company may repay the loan at any time without premium or penalty. The principal amount of all loans made under the Restated Revolving Credit Agreement must be repaid no later than February 1, 2014.  The Restated Revolving Credit Agreement contains customary events of default. If an event of default occurs and is continuing, the lenders may, subject to various customary cure rights, require the immediate payment of all amounts outstanding under the Restated Revolving Credit Agreement and foreclose on the collateral.

The Restated Revolving Credit Agreement is further described in the Company’s Quarter Report on Form 10-Q for the quarter ended December 31, 2010 filed on February 4, 2011 (the “December 31, 2010 10-Q”). The foregoing description of the Restated Revolving Credit Agreement is qualified in its entirety by reference to the full text of the Restated Revolving Credit Agreement attached as Exhibit 10.7 to December 31, 2010 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc. (Registrant)

Dated: December 8, 2011	By:	/s/ Karen Gross
	Name:	Karen Gross
	Title:	Vice President & Corporate Secretary